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Exhibit 10.7


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to the Employment Agreement (this "Amendment"), dated as of the 3 day of April 2009, is made by and between Ivivi Technologies, Inc. (the "Employer") and David Saloff (the "Employee").

                                WITNESSETH THAT:

         WHEREAS, the Employer and the Employee are parties to an Amended and Restated Employment Agreement, dated as of December 31, 2008 (the "Agreement"); and

         WHEREAS, the Employer has determined to enter into certain financing transactions (the "Transaction") pursuant to that certain Loan Agreement, dated as of the date hereof, by and between the Employer and Emigrant Capital Corp. (the "Loan Agreement"); and

         WHEREAS, Emigrant Capital Corp. has required, as a condition to its execution of the Loan Agreement and the closing of the Transaction, that the Employee agree to certain amendments to the Agreement that may reduce the amount of severance pay and benefits that may otherwise be paid or provided and/or delay or defer the date upon which such severance pay and benefits may otherwise be paid or provided (the "Severance Delay"); and

         WHEREAS, the Employer and the Employee have determined that the execution of the Loan Agreement, the execution of this Amendment, and the consummation of the Transaction are necessary in order for the Employer to remain a viable going concern; and

         WHEREAS, the Employer and the Employee have determined that, in light of the current financial position of the Employer, neither the execution of this Amendment, nor the occurrence of the Severance Delay, should cause any payments or benefits paid or provided under the Agreement to become subject to any "additional tax" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, for and in consideration of the foregoing, the Employer and the Employee hereby agree as follows:

1.       The Agreement is hereby amended to provide as follows:

         (i) Notwithstanding any other provision of the Agreement to the contrary, in the event that, at any time during the Severance Rights Restriction Period (as defined in Annex 2 of the Loan Agreement) but prior to the occurrence of the Maturity Date (as defined in Annex 2 of the Loan Agreement), the employment of the Employee is terminated by the Employer without Cause or by the Employee for Good Reason (a "PRE-MATURITY APPLICABLE TERMINATION") and, as a result of such Pre-Maturity Applicable Termination, the Employee would otherwise become entitled to receive, pursuant to the terms of the Agreement, any severance or other payment in the form of cash (but excluding the payment of the Accrued Obligations, reimbursements relating to COBRA coverage, and the acceleration of vesting of equity-based awards) following, or in connection with, such Pre-Maturity Applicable Termination (collectively, a "SEVERANCE PAYMENT"), the Employer's obligation to make such Severance Payment, and the Employee's right to receive such Severance Payment, shall be limited solely to the obligation to pay severance in the form of continuation of Base Salary for a period commencing on the effective date of such Pre-Maturity Applicable Termination and ending on the Maturity Date (the "PRE-MATURITY SEVERANCE"), and the Employer's obligation to make, and

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         the Employee's right to receive, any such Severance Payment in excess of such Pre-Maturity Severance shall commence to be paid (as one or more separate payments as provided for in the Agreement) on the date that is the later of (i) the date such an applicable payment would otherwise have been made pursuant to the terms of the Agreement and
         (ii) the date that is immediately following the expiration of the Severance Rights Restriction Period.

         (ii) For the purpose of greater clarity, the Severance Payments that are subject to the provisions of this Section 1 shall include, without limitation, the payments described in Sections 4.02(B)(ii), 4.02(C)(ii), 4.02(D)(ii)(1) and 4.02(E) of the Agreement.

         (iii) Notwithstanding any other provision of the Agreement to the contrary, in the event that, at any time during the Severance Rights Restriction Period, the employment of the Employee is terminated (other than pursuant to a Pre-Maturity Applicable Termination, which shall be governed by clause (i) above) and, as a result of such termination, the Employee would otherwise become entitled to receive, pursuant to the terms of the Agreement, a Severance Payment following, or in connection with, such termination, the Employer's obligation to make such Severance Payment, and the Employee's right to receive such Severance Payment, shall be limited solely to the obligation to pay severance in the form of continued Base Salary for a period of 60 days immediately following such termination of employment (the "60 DAY SEVERANCE"), and the Company's obligation to make, and the Employee's right to receive, any such Severance Payment in excess of such 60 Day Severance shall commence to be paid (as one or more separate payments as provided for in the Agreement) on the date that is the later of (i) the date such an applicable payment would otherwise have been made pursuant to the terms of the Agreement and (ii) the date that is immediately following the expiration of the Severance Rights Restriction Period.

         (iv) Notwithstanding any other provision of the Agreement or this Amendment to the contrary, upon the occurrence of a Severance Rights Termination Event (as defined in Annex 2 of the Loan Agreement), any and all rights of the Employee to receive, and all obligations of the Employer to pay, any Severance Payment (other than the Pre-Maturity Severance or 60 Day Severance, as applicable) pursuant to the terms of the Agreement, including any Severance Payment that was previously delayed pursuant to clause (i) or (iii) above and any future Severance Payment (other than the Pre-Maturity Severance or 60 Day Severance, as applicable) that the Employee may in the future be entitled to receive, shall terminate and cease to be of effect.

         (v) Nothing contained in this Amendment shall relieve the Employee of the requirement of executing the Release as a condition to the receipt of any payment under the Agreement.

2. This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which together shall constitute one and same instrument. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws. Except as specifically amended hereby, the Agreement remains otherwise unmodified and in full force and effect, and is hereby ratified by Employer and Employee.


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         IN WITNESS WHEREOF, the parties have signed this Amendment to Agreement as of the day and year set forth above.


                                                IVIVI TECHNOLOGIES, INC.



                                                By: /s/ Edward Hammel
                                                    ----------------------------
                                                    Title: SVP & CAO
                                                    Date: April 3, 2009






                                                /s/ DAVID SALOFF
                                                --------------------------------
                                                DAVID SALOFF



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